Exhibit 99.1

Contacts:	Brian W. Bethers	Robert G. Hunter
	President	CFO
	1-800 CONTACTS, INC.	1-800 CONTACTS, INC.
	(801) 316-5000	(801) 316-5000
	investors@contacts.com	investors@contacts.com

For Immediate Release

1-800 CONTACTS Announces First Quarter Results

DRAPER, Utah, May 8, 2007 /PRNewswire-FirstCall/ — 1-800 CONTACTS, INC. (Nasdaq: CTAC) (“the Company”) today reported results for its first quarter ended March 31, 2007.

First Quarter Results

Consolidated net sales for the first quarter ended March 31, 2007 were $67.4 million, compared to $63.5 million for the comparable quarter of the prior year.  For the first quarter of fiscal 2007, the Company reported a consolidated net loss of $(1.0) million, or $(0.08) per diluted common share, compared to consolidated net income of $1.2 million, or $0.09 per diluted common share, for the first quarter of fiscal 2006.

U.S. Retail

Net sales and operating income for the Company’s U.S. retail business for the first quarter of fiscal 2007 were $61.8 million and $6.2 million, respectively, compared to net sales of $59.2 million and operating income of $7.0 million for the first quarter of fiscal 2006.  Results for the first quarter of fiscal 2007 include approximately $0.4 million in legal and professional expenses relating to the strategic review of ClearLab and the U.S. retail business.

Gross margin for the Company’s U.S. retail business increased to 40.2% for the first quarter of fiscal 2007 from 39.9% for the first quarter of fiscal 2006.

Advertising expense for the first quarter of fiscal 2007 was $0.4 million more than for the first quarter of fiscal 2006.

During the first quarter of fiscal 2007, other selling, general and administrative expenses as a percentage of net sales for the U.S. retail business increased to 20.6% from 19.8% in the first quarter of fiscal 2006.

ClearLab

Net sales and operating loss for ClearLab, the Company’s international contact lens manufacturing business, for the first quarter of fiscal 2007 were $5.6 million and $(4.2) million, respectively, compared to net sales of $4.3 million and an operating loss of

$(2.9) million for the first quarter of fiscal 2006.  The results for the first quarter of fiscal 2007 include $1.0 million in license fees from the Company’s Japanese license agreement compared to $1.5 million in the first quarter of fiscal 2006.

Compared to the first quarter of fiscal 2006, ClearLab’s operating results for the first quarter of fiscal 2007 include the same level of research and development expense, a $0.3 million increase in other selling, general and administrative expenses, and $0.1 million for severance and retention costs related to the closure of the United Kingdom manufacturing operations.

Strategic Review

Jonathan Coon, Chief Executive Officer, remarked, “In March, we indicated that a separation of ClearLab is likely to be accomplished in two separate transactions — one for the flat pack technology and one for ClearLab’s Singapore operation.  We are pleased to announce that we have entered into a Memorandum of Understanding (MOU) to sell ClearLab’s Singapore operation to Mi Gwang Contact Lens Co., Ltd., a Korean based contact lens manufacturer.  This MOU includes a $1 million break-up fee that is applicable if either party does not execute a definitive purchase agreement.  We expect to execute a purchase agreement this month and to close the transaction before the end of June.”

“We are still considering whether to sell the current Japanese license agreement and exclusive worldwide rights to the flat pack technology or retain the current Japanese license agreement and the flat pack technology and pursue a strategy of non-exclusive licenses with multiple manufacturers.  We expect to announce either a transaction for the flat pack technology or a decision to retain the technology and the Japanese license agreement soon.”

“There can be no assurance that either of these transactions will be completed.  However, if completed, the combination of transactions would provide sufficient cash at closing to allow us to retire our outstanding indebtedness, including our line of credit and long term debt.  We believe these transactions, if executed, will also provide a tax benefit and ongoing future consideration.”

Concurrently with the strategic review of ClearLab, we are continuing our strategic review of the U.S. retail business.

Outlook

For the second quarter of fiscal 2007, the Company expects U.S. retail net sales of approximately $62 million to $63 million and operating income of approximately $6 million.  These results will continue to reflect the costs associated with the strategic review.  The Company’s President, Brian Bethers, added, “We are reconfirming our prior fiscal year 2007 guidance of retail sales of $240 to $250 million and operating income of

$23 million to $26 million.  Based on our first quarter results, we believe we will be in the upper end of this range.”

Mr. Bethers further stated, “ClearLab’s second quarter results will include costs relating to the closure of the United Kingdom manufacturing operations and the consolidation in Singapore.  We expect to incur up to $3.0 million more in costs relating to the consolidation of operations in Singapore during fiscal 2007.”

“Excluding the anticipated $1.9 to $3.4 million of additional cash expenditures related to the UK closure, we are reconfirming our previous estimated cash funding requirements for ClearLab operations and R&D from 1-800 CONTACTS to be approximately $2.5 million for the second quarter of fiscal 2007.”

About 1-800 CONTACTS, INC.

1-800 CONTACTS offers consumers an attractive alternative for obtaining replacement contact lenses in terms of convenience, price, and speed of delivery. Through its easy-to-remember, toll-free telephone number, “1-800 CONTACTS” (1-800-266-8228), and its Internet web site, www.1800contacts.com, the Company sells all of the popular brands of contact lenses. 1-800 CONTACTS offers products at competitive prices, while delivering a high level of customer service.

ClearLab develops and manufactures a wide range of disposable contact lens products and distributes these lenses in markets outside of the United States.  More information about ClearLab can be found at its website, www.clearlab.com.

Forward-looking Statements

This press release contains a number of statements about the Company’s future business prospects which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include all statements which are not purely historical and include, but are not necessarily limited to, all statements relating to the potential separation of ClearLab from the U.S. retail business (including all statements relating to the structure, timing, break-up fee, or potential consideration or tax benefits relating to any potential transaction(s)); the Company’s belief that the potential ClearLab transactions, if completed, could provide sufficient cash at closing to allow the Company to retire its outstanding indebtedness or could otherwise add significant future value; all statements relating to the potential sale or retention of the Japanese license agreement and the flat pack technology; all statements relating to the strategic review of the U.S. retail business and anticipated costs associated with that review; expected U.S. retail net sales and operating income for the second quarter of fiscal year 2007 and for fiscal year 2007; estimated costs of the closure of the United Kingdom manufacturing operations and the consolidation of such operations in Singapore; the timing of the consolidation; and ongoing cash funding requirements for ClearLab.  All such forward-looking statements are based upon information available to the Company as of the date hereof, and the Company disclaims any intention or obligation to update any such forward-looking statements.  Actual results could differ materially from current expectations.  Factors that could cause or contribute to such differences include, among others: general economic conditions; the health and size of the contact lens industry; consumer acceptance of the Company’s and ClearLab’s products; product health benefits; the outcome of the strategic review of ClearLab and the U.S. retail business; supply risks; inventory acquisition and management; manufacturing operations; governmental regulations; exchange rate fluctuations;  unanticipated costs and expected benefits associated with the Japanese license agreement and the Company’s supply agreements and related arrangements; research and development initiatives; prescription verification requirements of The Fairness to Contact Lens Consumers Act; other regulatory considerations; and the other risks and uncertainties identified in the reports filed from time to time by the Company with the U.S. Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Information on the Company’s websites, other than the information specifically referenced in this press release, shall not be deemed to be part of this press release.

1-800 CONTACTS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended
	April 1,	March 31,
	2006	2007
NET SALES	$63,491	$67,421
COST OF GOODS SOLD	39,013	43,049
Gross profit	24,478	24,372
SELLING, GENERAL & ADMINISTRATIVE EXPENSES:
Advertising	3,983	4,421
Legal and professional	1,125	1,630
Research and development	1,328	1,251
Restructuring charges	—	110
Other selling, general & administrative	13,679	14,963
Total selling, general & administrative expenses	20,115	22,375
INCOME FROM OPERATIONS	4,363	1,997
OTHER INCOME (EXPENSE), net	313	(350)
INCOME BEFORE PROVISION FOR INCOME TAXES	4,676	1,647
PROVISION FOR INCOME TAXES	(3,495)	(2,659)
NET INCOME (LOSS)	$1,181	$(1,012)

PER SHARE INFORMATION:
Basic and diluted net income (loss) per common share	$0.09	$(0.08)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	13,345	13,420
Diluted	13,441	13,420

OTHER DATA:
Depreciation	$1,388	$1,711
Amortization	910	800
Total depreciation and amortization	$2,298	$2,511
Depreciation and amortization included in the following captions:
Cost of goods sold	$770	$756
Research and development	49	229
Other selling, general & administrative	1,479	1,526
Total depreciation and amortization	$2,298	$2,511

SEGMENT INFORMATION:

	Quarter Ended
	April 1, 2006				March 31, 2007
	U.S.	International	Eliminations	Total	U.S.	International	Eliminations	Total
Net sales	$59,173	$4,318	$—	$63,491	$61,829	$5,592	$—	$67,421
Gross profit (loss)	23,624	638	216	24,478	24,829	(457)	—	24,372
Research and development	10	1,318	—	1,328	—	1,251	—	1,251
Restructuring charges	—	—	—	—	—	110	—	110
Other selling, general & administrative	11,713	1,966	—	13,679	12,710	2,253	—	14,963
Income (loss) from operations	7,006	(2,859)	216	4,363	6,176	(4,179)	—	1,997

Depreciation and amortization	$1,256	$1,042	$—	$2,298	$1,317	$1,194	$—	$2,511

1-800 CONTACTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)
(unaudited)

ASSETS

	December 30,	March 31,
	2006	2007
CURRENT ASSETS:
Cash	$2,737	$616
Accounts receivable, net	3,577	3,711
Inventories, net	24,325	23,738
Deferred income taxes	1,886	1,766
Other current assets	4,641	3,350
Total current assets	37,166	33,181
PROPERTY, PLANT AND EQUIPMENT, net	27,555	26,425
DEFERRED INCOME TAXES	898	920
GOODWILL	22,304	22,304
DEFINITE-LIVED INTANGIBLE ASSETS, net	11,500	10,969
OTHER ASSETS	1,102	912
Total assets	$100,525	$94,711

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	2,633	2,476
Current portion of capital lease obligations	57	27
Accounts payable and accrued liabilities	24,904	24,422
Total current liabilities	27,594	26,925
LONG-TERM LIABILITIES:
Line of credit	29,970	26,144
Long-term debt, net of current portion	4,404	3,934
Capital lease obligations, net of current portion	35	29
Other long-term liabilities	844	226
Total long-term liabilities	35,253	30,333
STOCKHOLDERS’ EQUITY	37,678	37,453
Total liabilities and stockholders’ equity	$100,525	$94,711